Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports Second Quarter and Six Months 2007 Results
Second Quarter 2007 Loss Driven by Filtran
Subsidiary Goodwill Impairment Charge
Record Orders and Highest Backlog Ever

WEST CALDWELL, N.J. August 14, 2007: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the second quarter and first six months of 2007.

Sales for the second quarter of 2007 were $6,225,000, a decrease of $2,026,000 or 24.6 percent compared to the second quarter of 2006 sales of $8,251,000. Sales for the second quarter of 2006 included both the shipment of a $750,000 order to a significant military customer and $1,200,000 of revenue recognized in connection with the early close out of a fixed price customer contract which did not recur in the second quarter of 2007. Sales for the microwave micro-circuitry segment decreased $285,000 for the second quarter of 2007 as compared to the second quarter of 2006 due to weakness in orders received in the first quarter of 2007. Gross profit for the second quarter of 2007 was $2,382,000, a decrease of $1,328,000 or 35.8 percent, and was 38.3 percent of sales as compared to gross profit of $3,710,000 or 45.0 percent of sales for the second quarter of 2006. The decrease in gross profit and gross profit percentage for the second quarter of 2007 was due to the impact of the lower level of sales having to absorb fixed manufacturing costs. Second quarter 2006 gross profit also included $1,060,000 from the early close out of a fixed price customer contract.

Operating loss for the second quarter of 2007 was $(2,892,000), compared to operating income of $549,000 for the second quarter of 2006. Operating loss for the second quarter of 2007 included a $2,630,000 non-cash charge related to a partial impairment of goodwill recorded in connection with the Company’s 1999 acquisition of Filtran Microcircuits Inc. (“Filtran”). After the impairment charge, the remaining Filtran goodwill balance is approximately $1,063,000. Excluding the $2,630,000 goodwill impairment charge, the remaining operating loss for the second quarter of 2007 was due to the lower gross profit caused by the decrease in sales, partially offset by decreased research and development costs and administrative costs.

Net loss for the second quarter of 2007 was $(3,469,000) compared to net income of $529,000 for the second quarter of 2006. Net loss per share was $(1.19) for the second quarter of 2007, compared to net income per share of $.17 reported for the second quarter of 2006. Net loss for the second quarter of 2007 includes a non-cash income tax charge of $506,000 or $.17 per share to provide for a full valuation allowance against Filtran’s deferred tax asset. Excluding the aforementioned charges for goodwill impairment of $.90 per share and taxes of $.17 per share, the adjusted loss per share for the second quarter of 2007 was $(.12). The components of the adjusted loss per share are attributed to a $.02 per share contribution from the Merrimac electronic components and subsystems sector and $(.14) per share loss from the Filtran microwave micro-circuitry sector.

Sales for the first six months of 2007 were $11,649,000, a decrease of $2,832,000 or 19.6 percent compared to sales of $14,482,000 for the first six months of 2006. Sales for the first six months of 2006 included both the shipment of a $750,000 order to a significant military customer and $1,200,000 of revenue recognized in connection with the early close out of a fixed price customer contract mentioned above which did not recur in the first six months of 2007. Sales for the first six months of 2007 reflected a sales reduction in the microwave micro-circuitry segment of $1,005,000 due to a reduced beginning of the year backlog and weakness in first quarter 2007 orders. Gross profit for the first six months of 2007 was $4,164,000, a decrease of $1,948,000 or 31.9 percent, and was 35.7 percent of sales as compared to gross profit of $6,112,000 or 42.2 percent of sales for the second quarter of 2006. The decrease in gross profit and gross profit percentage for the first six months of 2007 was due to the impact of the lower level of sales having to absorb fixed manufacturing costs. Gross profit for the first six months of 2006 also included $1,060,000 from the early close out of a fixed price customer contract.

Operating loss for the first six months of 2007 was $(4,113,000) compared to operating income for the first six months of 2006 of $93,000. Operating loss for the first six months of 2007 included a $2,630,000 non-cash charge related to a partial impairment of goodwill. Excluding the $2,630,000 impairment charge, the reduction in the remaining operating income for the first six months of 2007 as compared to the first six months of 2006 was due to the lower gross profit caused by the decrease in sales, partially offset by decreased selling, general and administrative expenses compared to the first six months of 2006.

Net loss for the first six months of 2007 was $(4,733,000) or $(1.58) per share compared to net income of $89,000 or $.03 per share for the first six months of 2006. Net loss for the first six months of 2007 includes a non-cash income tax charge of $506,000 or $.17 per share to provide a full valuation allowance against Filtran’s deferred tax asset.

During the quarter ended June 30, 2007, the Company conducted an interim goodwill impairment test of its Filtran reporting unit. This occurred as a result of Filtran’s failure to meet 2007 bookings and sales targets, which resulted in continuing operating losses and a reduction of its bank borrowing availability. Filtran’s goodwill balance has increased since its acquisition in 1999 from the continued strengthening of the Canadian dollar versus the U.S. dollar. During the first six months of 2007, such goodwill amount increased $189,000 to $3,693,000 resulting from the Canadian dollar increase from $0.86 at December 30, 2006 to $0.94 at the end of June. The stronger Canadian dollar has an unfavorable impact on Filtran’s cost structure and upon its U.S. dollar denominated export sales, which were approximately 75 percent of Filtran’s sales during the first six months of 2007. As a result of the impairment test, the Company recorded a non-cash goodwill impairment charge of $2,630,000 to the Filtran reporting unit.

In conjunction with the determination that goodwill was impaired and the continuing losses at Filtran, the Company established a full valuation allowance of $506,000 during the second quarter of 2007 for Filtran’s Canadian net deferred tax asset as management believed that it is more likely than not that its deferred tax asset will not be realized.

Company management has determined, and the Board of Directors has approved, that the Company should divest its Filtran operations and is in the process of seeking interested parties. The potential divestiture should enable Merrimac Industries, Inc. to concentrate its resources on RF Microwave and Multi-Mix® Microtechnology product lines to generate sustainable, profitable growth. Beginning with the third quarter of 2007, the Company will reflect Filtran as a discontinued operation and the Company intends to restate prior financial statements to reflect the results of operations, cash flows and financial position of Filtran as discontinued operations.

Orders of $9,974,000 were received during the second quarter of 2007, an increase of $1,055,000 or 11.8 percent compared to $8,919,000 in orders received during the second quarter of 2006. Orders of $16,459,000 were received during the first six months of 2007, an increase of $3,595,000 or 27.9 percent compared to $12,864,000 in orders received during the first six months of 2006. Backlog increased by $4,810,000 or 38.8 percent to $17,195,000 at the end of the second quarter of 2007 compared to $12,385,000 at year-end 2006, due to the increased orders received during the second quarter. The June 30, 2007 backlog is a record for the highest quarter-end backlog the Company has achieved. The book-to-bill ratio for the second quarter of 2007 was 1.60 to 1 and for the second quarter of 2006 was 1.08 to 1. The book-to-bill ratio for the first six months of 2007 was 1.41 to 1 and for the first six months of 2006 was 0.89 to 1.

Chairman and CEO Mason N. Carter commented, “While we were disappointed with the second quarter operating results, there were some distinct bright spots. In this quarter, Merrimac set a record for new orders received at nearly $10 million. This came following a first quarter bookings figure of $6.5 million. However, we also see this as positive feedback from the market that our strategy and actions are taking us in the right direction.

“We are seeing solid increases in core component business and, to an even greater extent, in our Multi-Mix® Microtechnology. The increase in Multi-Mix® business is a confirmation that we are advancing the market’s need for integration of RF Microwave technology for our military and space markets. The growth we are seeing, in our opinion, is long term. Many of these new orders are the beginning of multi-year projects, which will bring follow on business for years to come, setting our "base level" higher. The projects include new Satellite systems, Electronic Systems for Advanced Navy Ships, and Electronic Countermeasures for Military Aircraft.

“Our R&D efforts, to enter into the commercial market with multilayer power amplifier technology, are progressing in parallel with our on-going success in establishing our integration technology for the military and space markets. As our efforts in this area come to fruition, we are confident that the broad base of applications and markets we envisioned for Multi-Mix® technology will be realized.

“The potential divestiture of Filtran will benefit Merrimac Industries, Inc. by allowing us to concentrate our resources on RF Microwave and Multi-Mix® Microtechnology product lines to generate sustainable, profitable growth.”

Mr. Carter continued, “Our financial highlights include:

•	Record orders booked of $10.0 million for the second quarter and $16.5 million for the first six months of 2007.
•	Multi-Mix® represents about 20% of the total six months bookings…a record.
•	Highest quarter-end backlog ever of $17.2 million.
•	Book-to-bill ratio of 1.41 to 1 for the first six months of 2007.
•	Working capital of $9.9 million and current ratio of 3.6 to 1.”

Investors are invited to participate in the financial results conference call on Tuesday, August 14, 2007 at 4:15 p.m. (Eastern) by dialing 1-800-311-0799 (for International callers: 1-719-457-2695) ten minutes prior to the scheduled start time, and reference the Merrimac Industries second quarter 2007 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 5074821.

This conference call will also be broadcast live over the internet by logging on to the web at this address:

   http://www.videonewswire.com/event.asp?id=41847

If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 220 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the risk that the benefits expected from the Company’s acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	June 30, 2007	July 1, 2006
Net sales	$6,225,000	$8,251,000
Gross profit	2,382,000	3,710,000
Selling, general and administrative expenses	2,284,000	2,645,000
Research and development	360,000	516,000
Goodwill impairment charge	2,630,000	-
Operating income (loss)	(2,892,000)	549,000
Interest and other expense, net	(71,000)	(33,000)
Income (loss) before income taxes	(2,963,000)	516,000
Provision (benefit) for income taxes	506,000	(13,000)
Net income (loss)	(3,469,000)	529,000

Net income (loss) per common share-basic and diluted	$(1.19)	$.17

Weighted average number of shares outstanding - basic	2,911,000	3,144,000
Weighted average number of shares outstanding - diluted	2,911,000	3,183,000

	Six Months Ended
	June 30, 2007	July 1, 2006
Net sales	$11,649,000	$14,482,000
Gross profit	4,164,000	6,112,000
Selling, general and administrative expenses	4,775,000	5,131,000
Research and development	872,000	888,000
Goodwill impairment charge	2,630,000	-
Operating income (loss)	(4,113,000)	93,000
Interest and other expense, net	(114,000)	(52,000)
Income (loss) before income taxes	(4,227,000)	41,000
Provision (benefit) for income taxes	506,000	(48,000)
Net income (loss)	(4,733,000)	89,000

Net income (loss) per common share-basic and diluted	$(1.58)	$.03

Weighted average number of shares outstanding - basic	3,004,000	3,146,000
Weighted average number of shares outstanding - diluted	3,004,000	3,166,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2007 (Unaudited)	December 30, 2006 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,817,000	$5,961,000
Accounts receivable, net	5,230,000	5,852,000
Income tax refunds receivable	103,000	99,000
Inventories	4,784,000	3,917,000
Other current assets	727,000	882,000
Deferred tax assets	-	10,000
Total current assets	13,661,000	16,721,000
Property, plant and equipment, net	12,738,000	12,985,000
Other assets	538,000	493,000
Deferred tax assets	100,000	552,000
Goodwill	1,063,000	3,503,000
Total Assets	$28,100,000	$34,254,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current portion of long-term debt	$621,000	$649,000
Deferred tax liabilities	100,000	100,000
Other current liabilities	3,066,000	2,618,000
Total current liabilities	3,787,000	3,367,000
Long-term debt, net of current portion	4,277,000	4,564,000
Deferred liabilities	50,000	38,000
Total liabilities	8,114,000	7,969,000
Stockholders’ equity
Common stock	33,000	33,000
Additional paid-in capital	19,450,000	19,237,000
Retained earnings	1,867,000	6,600,000
Accumulated other comprehensive income	1,758,000	1,389,000
Treasury stock	(3,122,000)	(974,000)
Stockholders’ equity	19,986,000	26,285,000
Total Liabilities and Stockholders’ Equity	$28,100,000	$34,254,000

Merrimac Industries, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended (Unaudited)
	June 30, 2007	July 1, 2006
Cash flows from operating activities:
Net income (loss)	$(4,733,000)	$89,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,292,000	1,318,000
Amortization of deferred financing costs	15,000	25,000
Goodwill impairment charge	2,630,000	--
Deferred income taxes	506,000	--
Share-based compensation	132,000	82,000
Changes in operating assets and liabilities:
Accounts receivable	686,000	(174,000)
Inventories	(846,000)	(287,000)
Other current assets	166,000	62,000
Other assets	(62,000)	(21,000)
Other current liabilities	379,000	(736,000)
Deferred liabilities	12,000	8,000
Net cash provided by operating activities	177,000	366,000
Cash flows from investing activities:
Purchases of capital assets	(927,000)	(979,000)
Net cash used in investing activities	(927,000)	(979,000)
Cash flows from financing activities:
Borrowings under revolving lease line	--	160,000
Repurchase of stock for the treasury	(2,148,000)	--
Repayment of borrowings	(343,000)	(464,000)
Proceeds from stock sales	81,000	186,000
Net cash used in financing activities	(2,410,000)	(118,000)
Effect of exchange rate changes	16,000	33,000
Net decrease in cash and cash equivalents	(3,144,000)	(698,000)
Cash and cash equivalents at beginning of year	5,961,000	4,081,000
Cash and cash equivalents at end of period	$2,817,000	$3,383,000